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                                                                    EXHIBIT 99.1


                PEPSI-COLA PUERTO RICO BOTTLING COMPANY ANNOUNCES
               THE EXECUTION OF A SALE OF CONTROL AGREEMENT WITH A JOINT VENTURE OF POHLAD COMPANIES AND PEPSICO, INC.


     Toa Baja, Puerto Rico, June 16, 1998 -- Pepsi-Cola Puerto Rico Bottling Company (NYSE:PPO) today announced the execution of a Transfer Agreement by and among the Company, Rafael Nin, the Company's Chief Executive Officer, and P-PR Transfer, LLP, a joint venture of Pohlad Companies and PepsiCo, Inc. ("P-PR"). Pursuant to the terms of the Transfer Agreement, Mr. Nin will assign to P-PR a purchase option for all 5,000,000 issued and outstanding shares of Class A common stock in consideration for a payment of $23.75 million to the Company (representing $4.75 per share), which option will be exercised at the closing for $1.00 per share paid to the holders of the Class A common stock (for an aggregate consideration of $5.75 per share). P-PR will contemporaneously acquire 6,210,429 shares of the Company's Class B Common Stock for $3.63 per share pursuant to a stock purchase agreement entered into today between P-PR and certain stockholders of the Company. After giving effect to these transactions, P-PR will hold approximately 52% of the overall shares and 77.9% of the voting control of the Company. Upon closing of the option transfer and the purchase of the Class B shares, P-PR will also receive from the Company a warrant to purchase an additional 1.7 million Class B shares, exercisable at any time during a period of 7-1/2 years after the closing at $6.875 per share.

     Mr. Nin stated, "This transaction marks the beginning of a new and exciting chapter in the Company's development. The Pohlad group has a solid track record in our industry and will bring to bear proven management skills that, coupled with the support and commitment of Pepsi that comes with its equity investment in the joint venture, we believe will improve shareholder value over the long term. In addition, we would note that the cash infusion into the Company (representing approximately $1.10 per share) will have immediate positive effects on the Company's financial condition."

     Robert C. Pohlad, President of Pohlad Companies, said "We look forward to applying our experience to the Company's operations and believe the Company offers a solid base for building a strong soft drink business in Puerto Rico."

     The consummation of the Transfer Agreement and the transactions contemplated thereby is subject to customary closing conditions, including the expiration of the Hart-Scott-Rodino waiting period, and the receipt of certain third-party consents. The parties expect the closing to take place on or about July 15, 1998.

     Pohlad Companies, through its subsidiaries, is the third largest independent Pepsi-Cola bottler. In addition to its interest in P-PR, Pohlad Companies owns Dakota Beverage Company, Inc. and a significant interest in Delta Beverage Group, Inc., manufacturers and distributors of soft drink beverages with exclusive franchise territories in Arkansas, Iowa,


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Louisiana, Minnesota, Mississippi, North Dakota, South Dakota, Tennessee and
Texas. Of eight finalists for Pepsi-Cola 1997 "Bottler of the Year," two were operated by Delta Beverage Group, Inc. and one by Dakota Beverage Company, Inc.

     Pepsi-Cola Puerto Rico Bottling Company distributes and markets PepsiCo and other soft drink products, and sells and distributes fruit juice products under the Welch trademark, All Sport isotonic drinks and Cristalia water within Puerto Rico. The Company also sells tonic water, club soda and ginger ales under the Seagram trademark. Founded in 1987, Pepsi-Cola Puerto Rico Bottling Company is the first Caribbean soft drink bottler to list its shares on the New York Stock Exchange.

     This release contains forward-looking statements of expected future developments. The Company wishes to insure that such statements are accompanied by meaningful cautionary statements pursuant to the safe harbor established in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's expectation and are based upon currently available data; however, actual results are subject to future events and uncertainties, which could materially impact actual performance. The Company's future performance also involves a number of risks and uncertainties. Among the factors that can cause actual performance to differ materially are: inability to achieve additional cost savings, continued competitive pressures with respect to pricing and volume in the Puerto Rico market, which result in continued erosion of market share; unexpected developments which prevent improved results from the Company's marketing activities; and other factors, including economic, climatic and political conditions in Puerto Rico, and the impact of such conditions on consumer spending.


For Additional Information:
David L. Virginia
Vice President, Chief Financial Officer
Pepsi-Cola Puerto Rico Bottling Company
(787) 251-2000

Robin Weinberg
Pepsi Cola Puerto Rico Bottling Company's
Investor Relations Desk
(212) 688-7931